EXHIBIT 99


                VISKASE COMPANIES, INC. TO MAKE INTEREST PAYMENT
                        ON 10-1/4% NOTES DUE 2001

CHICAGO, ILLINOIS, June 29, 2001 - Viskase Companies, Inc. ("VCIC") today announced that it will make the semi-annual interest payment due June 1, 2001 on the 10-1/4% Senior Notes to the Trustee, on Friday, June 29, 2001. Viskase has established the close of business on July 16, 2001 as the special record date for the payment of the interest and overdue interest. The payment amount shall equal $51.92123 for each $1,000 principal amount of 10-1/4 % Notes and will be made on July 17, 2001. Viskase continues to explore various recapitalization and restructuring alternatives for reducing its overall level of indebtedness including among others exchanging the 10-1/4% Senior Notes for new securities and/or repurchasing 10-1/4% Senior Notes at a discount in the open market.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future actions and are subject to risks and uncertainties that could cause actual results and Viskase's plans, objectives and actions to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; developments in the markets for Viskase's securities; competitive pricing pressures for Viskase's products; changes in other costs; and opportunities that may be presented to and pursued by Viskase; determinations by regulatory and governmental authorities; and the ability to achieve synergistic and other cost reductions and efficiencies.

This announcement is neither an offer to purchase securities nor an offer to sell or a solicitation of an offer to purchase securities of Viskase. Any securities contemplated to be issued in the Exchange Offer will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and plastic casings used in the preparation and packaging of processed meat products.

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